UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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The New Ireland Fund, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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THE NEW IRELAND FUND, INC.
IMPORTANT INFORMATION ABOUT YOUR FUND

April 11, 2022

Dear Stockholder,

I am writing to inform you that The New Ireland Fund, Inc. (“IRL” or “Fund”) has scheduled its Annual Stockholders Meeting for June 14, 2022. In the next two weeks, you will be receiving your Fund’s proxy statement and WHITE proxy card. Most importantly, you should know that a hedge fund managed by an activist, Saba Capital Management, L.P. (“Saba”), has nominated a handpicked Saba portfolio manager for election to your Fund’s Board of Directors.

Your Fund is under attack by an activist hedge fund.  Saba has a history of targeting closed end funds and strong arming them into initiating some type of one-time event, such as a partial tender offer, which will allow Saba and its investors to realize a one-time financial gain to the detriment of the remaining closed-end fund stockholders.

Your IRL Board and Management Will Protect ALL IRL Stockholders

Our commitment to you and your fellow stockholders is to vigorously protect your investment and diligently work to fend off Saba from winning an IRL Board seat.

Please remember why you invested in IRL or why your financial advisor recommended IRL to you. It is a unique investment vehicle with an objective of long-term capital appreciation through investments primarily in equity securities of Irish companies. During the next couple of months, I will continue to communicate with you on a regular basis regarding any new developments concerning the activist and information regarding your Fund.

In the interim, please act quickly when you receive IRL’s proxy statement and WHITE proxy card by supporting your Board’s nominee. Please note that you may receive a different proxy statement from Saba with a GOLD proxy card. Please disregard the GOLD proxy card that you receive from Saba.  Please do NOT return it, even to withhold votes from Saba’s nominee, because doing so will cancel your vote on your Fund’s WHITE proxy card.

Sincerely,

___________________
Derval Murray
Treasurer & Secretary

Shareholders are urged to the read IRL's proxy statement filed with the Securities and Exchange Commission carefully and in its entirety when it becomes available because it will contain important information. Shareholders may obtain a free copy of the proxy statement (when it becomes available) at the SEC’s web site at www.sec.gov.

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